CONTRACT

ON SINO-FOREIGN EQUITY JOINT VENTURE

YICHANG SPUR CHEMICALS LTD.

In accordance with the Sino-Foreign Equity Joint Venture Law of the People’s Republic of China and other relevant Chinese laws and regulations, adhering to the principle of equality and mutual benefit and through friendly consultation, the Parties agreed to establish a joint venture enterprise in Yichang, Hubei Province, the People's Republic of China ("China"), and sign this Sino-foreign equity joint venture Contract (the "Contract").

CHAPTER 1 - DEFINITIONS

Unless the terms or context of this Contract otherwise provide, the following terms shall have the meanings set out below:

“Additional Financing” means any additional funds required by the Company in addition to the total registered capital contributed by the Parties.

“Affiliate” means any company which, through ownership of voting stock or otherwise, directly or indirectly, is controlled by, under common control with, or in control of, a Party, the term “control” being used in the sense of power to elect directors or to direct the management of a company, but does not include agencies or departments of the government of the People’s Republic of China or its legal subdivisions.

“Approval Authority” means relevant government departments in Yidu City, Yichang Municipality, Hubei Province, and State Council.

“Articles of Association” means the Articles of Association of the Company executed in Yichang City, Hubei Province, People’s Republic of China, on the date hereof, by Yichang Phosphorus, Spur and Yuanfeng.

“Board” and “Board of Directors” mean the Board of Directors of the Company.

“Canadian Dollar” means the lawful currency of Canada.

“Canadian Generally Accepted Accounting Principles” means the accepted accounting principles adopted by the Canadian Institute of Chartered Accountants.

“Chinese Commercial Lending Rate” means the reference interest rate, which the People’s Bank of China charges its most credit-worthy customers for commercial loans.

“Chinese Law” means all the laws, regulations, rules, and stipulations promulgated by the “Government” of the People’s Republic of China and other all relevant supplementary regulations.

“Company” means Yichang Spur Chemicals Ltd., a joint venture limited liability company formed by Yichang Phosphorus, Spur and Yuanfeng pursuant to this Contract.

“Effective Date” means the effective date of this Contract, which shall be the date on which this Contract and the Articles of Association shall have been approved by the Yichang Department of Commerce.

“Employees” mean all employees of the Company, including working personnel and management personnel.

“Factory Site” means the factory and facilities of Xinyuan at 2 Huagong Road, Zhicheng Town, Yidu City, Hubei Province, China 443311.

“Force Majeure” shall mean any event which is beyond the control of the Parties to this Contract, and which is unforeseen, unavoidable or insurmountable, and which arises after the Effective Date and which prevent total or partial performance by either Party.

“Government” means the central government of People’s Republic of China, the provincial government and all their departments as well as their authorized agencies.

“Investment Notice” means the written notice to be sent out by the Chairperson of the Board to each Party setting out the amounts, dates and installment payments regarding Additional Financing required from the Parties on a pro rata basis.

“Management Personnel” mean all personnel who are not Working Personnel.

“Renminbi” or “RMB” means the lawful currency of China.

“Senior Officer” means the General Manager, Deputy General Manager, Chief Financial Officer, Marketing Director, Production Director, Chief Technology Officer, Chief Administrator and other employees recognized or designated as such from time to time by the Board of Directors.

“United States Dollars” or “US$” means the lawful currency of the United States of America.

“Working Personnel” means all employees and staff of the Company, other than the Management Personnel.

“Xinyuan” means Yidu Xinyuan Chemicals Co., Ltd.

CHAPTER 2 - PARTIES TO THE JOINT VENTURE

2.1 Parties to this Contract

Parties to this contract are as follows

(a)
Hubei Yichang Phosphorus Chemicals Group Company
Legal Address: 114 Yanjiang Avenue, Yichang City, Hubei, China 443000
Legal Representative:
Name: Qin Qigui
Title: President
Nationality: China
(“Yichang Phosphorus”)

Yichang Phosphorus is duly incorporated, in good standing, and validly existing at the time of the execution of this Contract. Yichang Phosphorus has full authority and right to enter into this Contract and is duly authorized by its board of directors and shareholders.

(b)	Spur Chemicals (BVI) Inc. Legal Address: Road Town, Tortola, British Virgin Islands Legal Representative: Name: Yingbin Ian He Title: President Nationality: Canada (“Spur”)

Spur is duly incorporated, in good standing, and validly existing at the time of the execution of this Contract. Spur has full authority and right to enter into this Contract and is duly authorized by its board of directors and shareholders. Spur is a wholly-owned subsidiary of Spur Ventures Inc., a public company on Toronto Stock Exchange Venture Board.

(c)	Yidu Yuanfeng Chemical Ltd. Legal Address: No. 2 Huagong Road, Zhicheng Town, Yidu City, Hubei, China 443311 Legal Representative: Name: Wang Lin Title: President Nationality: China (“Yuanfeng”)

Yuanfeng is duly incorporated, in good standing, and validly existing at the time of the execution of this Contract. Yuanfeng has full authority and right to enter into this Contract and is duly authorized by its board of directors and shareholders.

2.2 Change of Legal Representative

Each Party shall have the right to change its legal representative and shall promptly notify the other Parties of such change and the name, position and nationality of its new legal representative. Such change shall not in any way affect the validity of this Contract.

CHAPTER 3 - ESTABLISHMENT OF THE JOINT VENTURE COMPANY

3.1 Establishment of the Company

Yichang Phosphorus, Spur and Yuanfeng hereby agree to set up Yichang Spur Chemicals Ltd. (the “Company”) in accordance with the Sino-Foreign Equity Joint Venture Law of the People’s Republic of China and other relevant regulations.

3.2 Name and Address of the Company

The legal address is 114 Yanjiang Avenue, Yichang City, Hubei Province, China 443000.

3.3 Limited Liability Company

The Company shall be a limited liability company. The responsibilities of the Parties for the Company shall be confined within their respective equity contributions to the Company. The Parties shall share the profit, risk, and loss in proportion to their respective equity interests in the Company.

The liabilities of one Party to the other Parties, the Company or a third party shall be limited to its contribution to the registered capital of the Company. The Company shall be a limited liability company with independent legal person status from the Parties to this Contract in accordance with Chinese law. The Company shall be liable with its complete assets.

3.4 Laws and Decrees

The Company shall be a legal person under the laws of China. The activities of the Company shall be governed and protected by the laws, decrees and relevant rules and regulations of China and shall enjoy the equal right and privilege as a Chinese legal person.

CHAPTER 4 - PURPOSE, BUSINESS SCOPE AND PRODUCTION SCALE

4.1 Purpose of the Company

The purpose of the Company is to manufacture and market phosphate chemical products, phosphate compound fertilizers and its by-products, and to obtain economic benefits to the satisfaction of all Parties.

4.2 Business Scope

The business scope of the Company is to engage in manufacturing and marketing various phosphate chemical products, phosphate compound fertilizers, and its by-product for the domestic and international markets.

4.3 Production Scale

Production facilities of Xinyuan have a designed production capacity of One Hundred Thousand (100,000) metric tonnes per year (t/y) compound phosphate compound fertilizers. The Company shall carry out its investment activities in two stages to expand the current capacity. In the first stage, the Company shall build a phosphoric acid plant with a production capacity Sixty Thousand (60,000) metric tonnes per year (t/y) P2O5. In the second stage, the Company shall build a phosphate compound fertilizer plant with a production capacity of Two Hundred Thousand (200,000) metric tonnes per year (t/y) phosphate compound fertilizers. Upon the completion of the second stage, the Company shall achieve a new capacity of Sixty Thousand (60,000) metric tonnes per year (t/y) phosphoric acid and Three Hundred Thousand (300,000) metric tonnes per year (t/y) phosphate compound fertilizers.

CHAPTER 5 - TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

5.1 Total Investment

The total investment for the Company shall be One Hundred and Nine Million Nine Hundred and Sixty Thousand RMB Yuan (RMB ¥109,960,000). The total investment shall consist of contributions from all Parties for Fifty-Four Million Nine Hundred and Eighty Thousand RMB Yuan (RMB ¥54,980,000) and from the lender and other sources for Fifty-Four Million Nine Hundred and Eighty Thousand RMB Yuan (RMB ¥54,980,000).

5.2 Registered Capital

The registered capital of the Company shall be Fifty-Four Million Nine Hundred and Eighty Thousand RMB Yuan (RMB ¥54,980,000). Parties shall make their respective contribution of registered capital in two stages.

In the first stage, based on the Acquisition Agreement dated October 21, 2003 among the Parties, Yichang Phosphorus shall contribute equity ownership in Xinyuan based on net assets of Xinyuan, equivalent to Six Million Seven Hundred and Eight Thousand RMB Yuan (RMB ¥6,708,000), accounting for Twenty-One Percent (21%) of the registered capital of the Company. Spur BVI shall contribute in US Dollars or Canadian Dollars , equivalent to Twenty Million Seven Hundred Sixty Two Thousand Eight Hundred Fifty Seven RMB Yuan (RMB ¥20,762,857), accounting for Sixty Five Percent (65%) of the registered capital of the Company. Yuanfeng shall contribute equity ownership in Xinyuan based on net assets of Xinyuan, equivalent to Four Million Four Hundred and Seventy-Two Thousand RMB Yuan (RMB ¥4,472,000), accounting for Fourteen Percent (14%) of the registered capital of the Company. The cash contribution from Spur shall be used to build a phosphoric acid plant with a production capacity of Sixty Thousand (60,000) of P2O5 metric tonnes per year.

5.3 Contribution of Registered Capital

In the first stage, the Parties shall make their contributions in the registered capital of the Company in accordance with the following time schedule:

(a)	Yichang Phosphorus and Yuanfeng shall transfer their respective equity ownership in Xinyuan to Spur simultaneously in proportion to Spur’s registered capital contribution;

(b)
Spur shall make its contribution in two installments. The first installment of Ten Million Three Hundred Eighty-One Thousand Four Hundred Twenty-Eight RMB Yuan (RMB¥10,381,428) shall be made ten (10) days after the issuance of business license. The second installment of Ten Million Three Hundred Eighty-One Thousand Four Hundred Twenty-Nine RMB Yuan (RMB¥10,381,429) shall be made prior to February 29, 2004 or within Ninety (90) days of the first installment, whichever date that comes later; and

(c)	The cash contribution by Spur shall be put into a transitional escrow account specially designed for the construction of the phosphoric acid plant.

(d)	The existing debt and creditors’ right will be the responsibility of the Company.

In the second stage, the Parties shall make their contributions in the registered capital of the Company in accordance with the decisions of the Parties based on the progress and outcome of the first stage investment. The Parties shall contribute the registered capital required for building the Two Hundred Thousand (200,000) tonnes per annum phosphate compound fertilizer plant on a pro rata basis. Any Party failing to contribute its share of equity contribution within Ninety (90) days of notice will have its equity interest in the Company diluted according to Paragraph 5.8 of this Contract.

5.4 Investment Certificate

After all Parties’ contributions to the registered capital have been made in full, PriceWaterhouseCoopers LLP shall verify the contributions and issue a contribution verification report. After verification, the Company shall issue an investment certificate to all Parties signed by the Chairperson of the Board.

5.5 Increase of Registered Capital

Any increase in the registered capital of the Company must be approved by unanimous resolution of the Board, by an amendment of this Contract and Articles of Association, and by submission to the Approval Authority for examination and approval. Upon receipt of the approval from the Approval Authority, the Company shall register the increase in registered capital with Yichang Administration for Industry and Commerce. The Parties shall then make contributions to the increase in registered capital of the Company as agreed by the Parties.

5.6 Additional Financing

If for any reason, the Company requires Additional Financing in excess of the amount to be contributed by all Parties, the following provisions shall apply. These provisions shall apply to any expenditure approved by the Board.

The Company shall first attempt to obtain the Additional Financing from financial institutions on prevailing commercial terms. The Parties agree that the Company may grant such financial institutions such mortgages over its assets as may be required.

If the Board determines that the Company will not be able to obtain the Additional Financing from financial institutions with favourable terms, the Chairperson of the Board shall send the Investment Notice to the Parties setting out the amounts of and the dates on which installments of such Additional Financing are required by the Company.

Each Party shall be responsible for contributing on a pro rata basis the amount of the Additional Financing required under this Paragraph based on their respective equity interests in the Company as of the date of the Investment Notice.

If any Party for any reason does not provide or arrange its share of any installment of the Additional Financing required under this Paragraph within Ninety (90) days from the date as set out in the Investment Notice, Spur shall be entitled to contribute that additional amount on behalf of that failing Party or Parties. That failing Party’s or Parties’ equity interest in the Company will be proportionately diluted according to the formula in Paragraph 5.8 of this Contract.

5.7 Shareholder's Loans

If any Party advances any funds to the Company as a shareholder's loan, the Company shall pay interest to such Party on the principal amount from the date of the advance to the date the shareholder's loan is repaid in full at an annual rate of interest equal to the Chinese Commercial Lending Rate plus a premium as the Board of Directors may determine from time to time.

5.8 Dilution Clause

A Party’s undivided percentage ownership of the Company will be determined by its participating interest (“Participating Interest”) according to the following:

(a)
If Yichang Phosphorus and Yuanfeng transfer its equity and assets in Xinyuan as contemplated by Paragraph 5.2 of this Contract, and if Spur makes the cash contribution contemplated by Paragraph 5.2 of this Contract, the Parties shall have the following Participating Interests:

	Participant	Participating Interest	Contribution (RMB)

	Yichang Phosphorus	21%	¥ 6,708,000
	Spur	65%	¥20,762,857
	Yuanfeng	14%	¥ 4,472,000

(b)
If all Parties agree to increase the registered capital of the Company, each Party shall contribute its share of the registered capital of the Company on a pro rata basis. If a Party (the “Failing Party”) is unable to contribute fully or partially its share of increased portion of the registered capital of the Company, each Party shall have its share of the registered capital adjusted to a percentage equal to the product of the following formula:

(Cumulative contributions in the registered capital by each Party) / (Total of Cumulative contributions in the registered capital by all Parties) x 100%

CHAPTER 6 DISTRIBUTION OF PROFIT

6.1 Distribution of Profit

The profit of the Company shall be allocated as follows. After the Company has paid all taxes and fees and drawn all the required funds, the remaining profit shall be allocated to the Parties to the joint venture according to their respective proportion of the Company's registered capital possessed by each of the Parties. After the profits generated in one fiscal year are determined, and its foreign exchange is balanced, the Company shall within 30 days transfer the amount payable to Spur in foreign exchange to the bank designated by Spur.

CHAPTER 7 – ENVIRONMENTAL PROTECTION

7.1 Statement

To the best knowledge and belief of Yichang Phosphorus and Yuanfeng after having made reasonable inquires:

(a)
there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any kind, of any toxic or hazardous, substance or waste (as defined by any applicable law) from, on or under the Factory Site or into the environment, except releases permitted or otherwise authorized by such law;

(b)
no toxic or hazardous substance or waste has been disposed of or is located on the property comprising the Factory Site as a result of activities of the Yichang Phosphorus, Yuanfeng or Xinyuan or its predecessors in interest; and

(c)	no toxic or hazardous substance or waste has been treated on or is now stored on the property comprising the Factory Site.

CHAPTER 8 - RESPONSIBILITIES OF THE PARTIES

8.1 Yichang Phosphorus's Responsibilities

Yichang Phosphorus’s responsibilities are as follows:

(a)	Assist the Company to obtain all the approvals, certificates, and licenses necessary for the incorporation and operation of the Company;

(b)
Guarantee that Xinyuan own the Factory Site with supporting documents from Yidu People’s Government and the Factory Site is not encumbered with any mortgage, guarantees, or any other security interests or indebtedness, except the bank loans permitted under the Acquisition Agreement;

(c)	Guarantee that the Equipment is in good working condition, except normal wear and tear, with no patent or latent defects or deficiencies;

(d)	Transfer all its assets and equity ownership in Xinyuan to the Company in accordance with the Acquisition Agreement and this Contract;

(e)
Assist the Company in contacting with the relevant authorities to effectively procure the external water supply, fuel supply, power supply, transportation, communications, and other utilities and services required for the Company’s operation;

(f)	Assist the Company in recruiting required qualified Chinese personnel;

(g)	Assist the Company in obtaining the favourable treatment with respect to tax and other available investment incentives available under the laws and regulations of China;

(h)	Not compete with the Company in the same business, industry, products or services for the entire duration of the Company;

(i)	Assist the Company to purchase or rent equipment, materials, resource, office equipment, communication facilities and other necessities at most favourable terms;

(j)	Before the establishment of the Company, assist the Company to open an RMB account and an account for foreign currency with a bank in China if required;

(k)	Assist the Company in carrying out all import and customs declaration formalities with respect to machinery, equipment, materials, supplies and office equipment imported by the Company;

(l)	Assist the expatriate employees of the Company to obtain all necessary entry visas and work permits;

(m)	Assist the Company to gather information on the growing trends of Chinese market demand, product compatibility and marketing opportunity.

8.2 Spur's Responsibilities

Spur’s responsibilities are as follows:

(a)	Make its cash contribution in accordance with this Contract;

(b)
Pay an amount to Yuanfeng no more than the interest payable (the “Amount”) by Yuanfeng on Yuanfeng’s outstanding bank loan of Twenty Million RMB Yuan (RMB¥20,000,000) from the Industrial and Commercial Bank of China, Three Gorges Branch, Jiangnan Sub-Branch with the following details:

	(i)	Spur will only pay the Amount for the first five years after the establishment of the Company;

	(ii)	the Amount payable each year shall not exceed the dividend received by Spur from the Company in that year;

(iii)

the Amount payable each year will be calculated based on the following formula; Amount payable each year = (¥20,000,000 – X – Y) * interest rate

Where X is the cumulative dividend received by Yuanfeng from the Company starting from the issuance of business license to the Company; Y is the cumulative proceedings generated from the disposition of Yuanfeng’s assets starting from the issuance of business license to the Company.

	(iv)	the interest rate used to calculate the Amount shall not exceed 5.31% annually;

	(v)	Spur or the Company shall not be responsible for the payment of the loan in any way;

(c)	Assist the Company to gather information on the growing trends of the international market demand, product compatibility and marketing opportunity.

8.3 Yuanfeng's Responsibilities

Yuanfeng’s responsibilities are as follows:

(a)	Assist the Company to obtain all the approvals, certificates, and licenses necessary for the incorporation and operation of the Company;

(b)
Guarantee that Xinyuan own the Factory Site with supporting documents from Yidu People’s Government and the Factory Site is not encumbered with any mortgage, guarantees, or any other security interests or indebtedness, except the bank loans permitted under the Acquisition Agreement;

(c)	Guarantee that the Equipment is in good working condition, except normal wear and tear, with no patent or latent defects or deficiencies;

(d)
Pay any deficiencies for its loan of Twenty Million RMB Yuan (RMB¥20,000,000) from the Industrial and Commercial Bank of China, Three Gorges Branch, Jiangnan Sub-Branch for the first five years after the establishment of the Company and assume the full payment obligations to pay the loan (principal and interest) after five years of the establishment of the Company;

(e)	Transfer all its assets and equity ownership in Xinyuan to the Company in accordance with the Acquisition Agreement and this Contract;

(f)
Assist the Company in contacting with the relevant authorities to effectively procure the external water supply, fuel supply, power supply, transportation, communications, and other utilities and services required for the Company’s operation;

(g)	Assist the Company in recruiting required qualified Chinese personnel;

(h)	Assist the Company in obtaining the favourable treatment with respect to tax and other available investment incentives available under the laws and regulations of China;

(i)	Not compete with the Company in the same business, industry, products or services for the entire duration of the Company;

(j)	Assist the Company to purchase or rent equipment, materials, resource, office equipment, communication facilities and other necessities at most favourable terms;

(k)	Before the establishment of the Company, assist the Company to open an RMB account and an account for foreign currency with a bank in China;

(l)	Assist the Company in carrying out all import and customs declaration formalities with respect to machinery, equipment, materials, supplies and office equipment imported by the Company;

(m)	Assist the expatriate employees of the Company to obtain all necessary entry visas and work permits;

(n)	Assist the Company to gather information on the growing trends of Chinese market demand, product compatibility and marketing opportunity.

CHAPTER 9 - REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Representations and Warranties of Yichang Phosphorus and Yuanfeng

In addition to the warranties and representations contained in the Acquisition Agreement, Yichang Phosphorus and/or Yuanfeng make the following representations and warranties jointly or severally in order to induce Spur to enter into this Contract, knowing that Spur will rely on these representations and warranties to enter into this Contract:

(a)	Xinyuan is the legal owner of all the equipment, tools, furniture, vehicles, and all other assets in connection with the Factory Site;

(b)
Yuanfeng has made inquiries with and received assurance from Yidu People’s Government regarding the feasibility of establishing a fertilizer operation under the corporate name and structure of the Company;

(c)	Xinyuan is the only operator of the Factory Site;

(d)
All the assets of Xinyuan are free from any form of liabilities, contracts, indebtedness secured or unsecured actual or contingent, including any pledge, guarantee, mortgage or charge, except those permitted under the Acquisition Agreement;

(e)	The financial reports and statements of Xinyuan up to the date of this Contract are true, accurate and complete;

(f)	Yichang Phosphorus or Yuanfeng has not polluted or contaminated any land or property adjacent to the Factory Site or elsewhere; and

(g)
Yichang Phosphorus and Yuanfeng have completed its corporate procedure to approve this Contract and the signing or execution of this Contract shall make this Contract legally binding upon Yichang Phosphorus and Yuanfeng.

CHAPTER 10 - THE BOARD OF DIRECTORS

10. 1. Highest Authority

The Board of Directors is the supreme authority of the Company and decides all important issues of the Company. The date on which the business license of the Company is issued shall be the date of the establishment of the Board of Directors.

10.2 Composition

The Board of Directors is composed of five people, among which one shall be appointed by Yichang Phosphorus, three by Spur, and one by Yuanfeng. A director shall serve and may be removed at the pleasure of the Party which appoints him or her. The Chairperson shall be appointed by Spur and the Vice Chairperson shall be appointed by Yichang Phosphorus. The term of Chairperson, Vice Chairperson and the directors shall be three years, but may be reappointed. The names of the Chairperson, Vice Chairperson and directors shall be appointed with written notice to the Company from the appointing Party.

If there is any increase of one party’s equity share in the registered capital, that Party shall have the right to appoint one or more additional directors based on its percentage of equity in the registered capital of the Company as set forth herein below:

Equity Interest	Number of Directors to be Designated
less than 10%	0
10% to 35%	1
36% to 50%	2
51% to 90%	3
more than 90%	5

10.3 Qualifications, Rights and Duties of Directors

The following persons are not qualified to be appointed as a director or Senior Officer of the Company:

(a)	criminally convicted in China or other countries;

(b)	administratively punished under the public security regulations of China; or

(c)	mainly responsible for causing bankruptcy in another economic organisation due to mismanagement.

Persons with any one of the following circumstances shall not be appointed as a director or Senior Officer of the Company:

(a)	without civil capacity or with restricted civil capacity;

(b)
convicted for corruption, bribery, conversion of property, embezzlement or disturbing the socio-economic order and sentenced, and the time is shorter than five years from the completion of the sentence fulfilment; or convicted and deprived of political rights, and the time is shorter than five years from the completion of the sentence fulfilment;

(c)
acting as the director, head, or manager of a bankrupt or insolvent company or enterprise and is personally responsible for the bankruptcy of the company or enterprise, and the time is shorter than three years from the completion of the bankruptcy and liquidation;

(d)
acting as the legal representative of a company or enterprise whose business license has been revoked due to illegal activities, and is personally responsible for such illegal activities, and the time is shorter than three years from the revocation of the business license;

(e)	has not paid personal debts of large amount which is overdue; or

(f)	acting as civil servants in a government department.

The responsibility and obligation of Directors and Senior Officers include without limitation, the following:

(a)	shall observe the regulation of the Company, honestly perform their duties, vindicate the interest of the Company;

(b)	shall not pursue personal ends by utilizing their status and position in the Company;

(c)	shall not accept bribery and other illegal income by using their position and power in the Company;

(d)	shall not possess or convert property of the Company;

(e)	shall not embezzle the funds of the Company or lend the funds to others;

(f)	shall not deposit the funds of the Company in his or her or any other person’s personal account;

(g)	shall not place the funds of the Company as a security guarantee for either Party of the Company or any other person;

(h)
shall not operate for self or for others any business similar with the business of the Company or conduct any activities detrimental to the interest of the Company. The income gained through such business operation or activity shall belong to the Company;

(i)	shall not sign any contract or make any deal with the Company unless with consent from the Board of Directors or in accordance with the Articles of Association of the Company;

(j)	shall not disclose any confidential information of the Company unless with consent from the Board of Directors or in accordance with the Articles of Association of the Company; and

(k)	shall compensate the losses to the Company caused by violation of law, administrative regulations or the Articles of Association of the Company in his/her performance of duties to the Company.

The Company shall indemnify each director against all claims and liabilities incurred by reason of serving as a director of the Company, provided that such claims and liabilities do not constitute intentional misconduct, gross negligence or violations of criminal laws.

10.4 Decision-making

The following issues shall be decided unanimously by all the members of the Board:

(a)	Revision of the Articles of Association;

(b)	Termination and dissolution of the Company;

(c)	Increase, decrease, or transfer of the registered capital of the Company;

(d)	Mergers between the Company and other entity;

(e)	Making of loans with security over the assets of the Company.

All issues other than above can be decided by simple majority of the Board of Director, including:

(a)	annual profit distribution plan and plan to deal with loss;

(b)
acquisition or disposition of important piece of assets which exceed One Hundred Thousand US Dollars (US $100,000) in value or assignment or transfer of business which exceed One Hundred Thousand US Dollars (US $100,000) in value or assignment or transfer;

(c)	a cumulative expense of over Five Hundred Thousand US Dollars (US $500,000) in a fiscal year within an approved annual operating budget;

(d)	establishment of branches or representative offices;

(e)	extension and renewal of the terms of the Company;

(f)	making of labour rules, employees’ salaries, and other important rules in the Company;

(g)	import of any kind of equipment with a value exceeding One Hundred Thousand US Dollars (US $100,000);

(h)	making a contract with a value exceeding One Hundred Thousand US Dollars (US $100,000) ; and

(i)	appointment and removal of Senior Officers and Management Personnel.

The following matters shall be decided by simple majority in the Board of Directors or by delegation of power or authority to the management departments of the Company from the Board of Directors:

(a)	adoption or amendments of by-laws for organizations under the Company;

(b)	adoption of production plans and budgetary plans;

(c)	use of capital, management of foreign exchange account, and borrowing of funds;

(d)	all contracts not covered in the previous paragraphs;

(e)	adoption of human resources plan; and

(f)	other important issues relating to the operation and management of the Company.

10.5 Quorum

A majority of directors shall constitute a quorum at any meeting of the Board of Directors. All decisions to be taken by the Board shall be taken by resolution. In order to be validly adopted, resolutions of the Board shall require the affirmative vote of not less than a majority of the Directors present and voting on the issue. A director may, if authorized in writing vote for all Board members who have been appointed by the nominating Party.

10.6 Chairperson

The Chairperson is the legal representative of the Company, enjoying all rights and bearing all liabilities of the legal representative of the Company. If the Chairperson can not perform his/her duties for some reason, the Vice Chairperson or one of the directors could be appointed as the temporary legal representative. The Chairperson shall preside over the meetings of the Board of Directors. The Chairperson of the Board shall set the agenda for the meetings of the Board of Directors.

10.7 Meeting of the Board of Directors

The first Board meeting shall be held within three (3) months from the date of issuance of the Company’s business license. The Board of Directors shall hold at least one meeting each quarter of a year and one of those meetings shall be held within three months after the end of each fiscal year. Upon the written request of two (2) or more of the members of the Board specifying the matters to be discussed, the Chairperson of the Board shall within thirty (30) days convene an interim meeting of the Board.

The Chairperson shall notify each and every director in writing of the content, time and place of the meeting fifteen (15) days prior to a meeting of the Board of Directors. Meetings of the Board of Directors shall usually be held at the registered office of the Company, but if necessary, the meeting of the Board of Directors can also be held at a place elsewhere.

If a director for any reason is unable to attend a meeting of the Board of Directors, he or she may entrust a proxy in writing to attend the meeting. If he or she neither attends in person nor entrusts another person to attend, he or she shall be deemed to have abstained. Meetings may be attended by members of the Board in person, by proxy, or by telephone.

If at any properly convened meeting, no quorum is constituted because less than majority members of the Board are present in person or by proxy or by telephone, then the Chairperson may call another meeting with seven (7) days notice. Any member of the Board absent from the later meeting without giving a proper reason therefore and without having appointed a proxy shall be considered to have attended the meeting and abstained from voting. Any resolution passed by the Board of Directors at such later meeting shall be valid, legally binding, and shall have the same force and effect as a unanimous vote taken by members physically present.

Where a difference in opinion occurs, all directors and all Parties will try to work out to reach an agreement through friendly negotiations. If a compromise can not be reached, a decision on the difference of opinion issue has to be made by ballot voting. The Chairperson of the Board may abstain from voting. If a majority voting cannot be achieved, the Chairperson of the Board has the right to cast the decisive vote. Any action to be taken by the Board may be taken without a meeting if majority members of the Board consent in writing to such an action. Such written consent shall be filed with the minutes of the Board proceeding and shall have the same force and effect as a vote taken by members physically present.

10.8 Minutes of Meeting

The Board of Directors shall keep a complete and accurate record of the meeting. The Board will cause complete and accurate minutes (in both English and Chinese) to be kept of all of its meetings (including copies of notices of the meetings) and of business transacted at such meetings. Minutes of all meetings of the Board shall be signed by the Chairperson and distributed to all the directors as soon as practicable after each meeting but not later than thirty (30) days from the date of such meeting. Any member of the Board who wishes to propose any amendment or addition thereto shall submit the same in writing to the Chairperson not later than fifteen (15) days after receipt of such signed minutes.

10.9 Proxy

If a director is unable to participate in a Board meeting, he or she may issue a proxy and entrust a representative to participate in the meeting on his or her behalf. The representative so entrusted shall have the same rights and powers as a director. One person may represent more than one director by proxy.

10.10 Cost and Rules of Board of Directors

Directors shall serve in such capacity without any remuneration, but all reasonable costs incurred by the Directors in the performance of their duties as members of the Board shall be borne by the Company. The rules and procedures of the Board of Directors shall also be set out in the Articles of Association of the Company and subsequent rules of the Company.

10.11 Validity of Resolutions

All Board of Directors’ resolutions shall be in writing. All Board of Directors’ resolutions shall be binding. Written resolutions may include several documents with the same contents with each document signed by one or more directors. A director may fax or use other communication means to confirm that the director himself/herself has signed the original document and shall deliver the executed original documents to the registered address of the Company within 14 days from the date of execution. Notwithstanding a director may abstain from or oppose to resolutions passed by the Board of Directors, he or she must implement the resolutions so passed to the fullest extent as long as he or she remains a director of the Company.

CHAPTER 11 – MANAGEMENT STRUCTURE

11.1 Selection and Appointment of General Manager and Deputy General Manager

The Company shall set up a management structure to take the responsibilities of daily business management. The management structure shall have one General Manager and one Deputy General Manager. The General Manager and the Deputy General Manager shall be recruited and appointed by the Board of Directors based on qualifications and experience.

11.2 Duties of General Manager and Deputy General Manager

The duty of the General Manager is to carry out the resolutions approved in the meeting of the Board of Directors, organize, and take charge of the daily business management. The General

Manager shall be report and accountable to the Board of Directors. The Deputy General Manager shall assist the General Manager in the discharge of his/her duties and be responsible to the General Manager. The General Manager, Deputy General Manager, Chief Financial Officer, Marketing Director, Production Director, Chief Technology Officer, Chief Administrator are entrusted by the General Manager and the Deputy General Manager to be responsible for accounting, marketing, production, technology, and administration of the Company respectively. The General Manager shall have the right to make decisions on all important matters in the daily operations of the Company. When the General Manager is absent, the Deputy General Manager may act on behalf of the General Manager.

The Board of Directors may by resolutions at any time remove or replace the General Manager, the Deputy General Manager or other Senior Officer. The Company shall sign an employment contract with each Senior Officer in accordance with the Labour Law of the People’s Republic of China. The employment contract with Senior Officers shall be different from the employment contract with non-Senior Officers.

The terms of office for the General Manager, Deputy General Manager, Chief Financial Officer, Marketing Director, Production Director, Chief Technology Officer, Chief Administrator shall be two years.

11.3 Office of Senior Officer

The Senior Officers shall not be employed or engaged with other economic organizations or business enterprises and shall not compete with the Company. Directors may be appointed as General Manager or other Senior Officer upon approval by the Board of Directors. The General Manager may award or punish Senior Officers upon the approval of the Board of Directors. The Board of Directors alone shall have the right to hire and dismiss Senior Officers. Senior Officers shall report to the Board of Directors and accountable to the Board of Directors

The following persons are not qualified as Senior Officer:

(a)	criminally convicted in China or other countries;

(b)	administratively punished under the Public Security Regulations of China; and

(c)	principal persons causing bankruptcy in any corporation or economic organization because of mismanagement.

11.4 Department Management

The management structure shall have several division managers to take responsibilities of each division of the Company, and be responsible to the General Manager. The Company shall set up production department, sales department, testing unit, and other departments, units, divisions, and offices from time to time.

CHAPTER 12 - LABOUR RELATIONS

12.1 Labour Rules

The employment, dismissal, salary, labour insurance, welfare and reward for all employees of the Company shall be settled according to the Labour Law of the People's Republic of China, Regulation of Labour Management in Sino-Foreign Equity Joint Ventures, and other rules and regulations. All terms of employment shall be specified through employment contracts between the Company and individual employees.

All employment contracts shall be submitted to the local labour administration department for filing. The changes in qualifications and the number of employees shall be determined in accordance with the operating needs of the Company.

12.2 Recruitment and Employment Terms

The employment, salary, social insurance, resignation, welfare, dismissal, and standard of business travel expense for Senior Officers and Management Personnel shall be decided by the Board of Directors or upon delegation from the Board of Directors by the General Manager.

12.3 Employees

Employees shall have the right to establish a labour union in accordance with the law.

Employees shall be employed by the Company in accordance with the terms of an employment contract entered into between the Company and the individual employee.

12.4 Management Personnel and Working Personnel

Management Personnel shall be employed by the Company in accordance with the terms of individual employment contracts. Expatriate personnel may receive benefits commensurate with those commonly provided to expatriate personnel employed by joint venture enterprises of similar nature. The salary and benefits of personnel hired from outside of China shall be approved by the Board of Directors.

12.5 Conformity with Labour Protection

The Company shall conform to rules and regulations of China concerning labour protection and ensure safe and civilized production. Labour insurance for the Employees of the Company shall be handled in accordance with the relevant rules and regulations of China.

12.6 Labour Union Funds

In accordance with of the Implementation Rules of Sino-Foreign Equity Joint Ventures of the People’s Republic of China, the Company shall allocate each month two percent (2%) of the total amount of the real wages received by the Employees of the Company for payment into a labour union fund, and such payment shall be treated as an expense of the Company. The labour union may use these funds in accordance with the relevant rules for labour union funds formulated by the All China Federation of Labour Unions.

12.7 Employee Examination and Recruitment

Employees will be selected from candidates for employment according to their professional qualifications and working experiences. All candidates hired by the Company must complete satisfactorily a probationary period of no more than six (6) months of employment before they are officially considered employees of the Company.

CHAPTER 13 - PURCHASE OF EQUIPMENT AND RAW MATERIALS

13.1 Purchase of Equipment and Raw Materials

The necessary raw material, equipment, components, transportation tools and office equipment shall be purchased by the Company inside and outside China based on the best price and quality and other market-related considerations.

CHAPTER 14 - SALES AND MARKETING

14.1 Marketing and Sales of Products

The Company will sell its products in both local and overseas markets. During the first few years after the establishment of the Company, the Company shall sell most of its products in the local market. After the initial years after the establishment of the Company, the Company shall gradually increase its portion of international sales. The ratio between export sales and domestic sales shall be determined by the Board of Directors of the Company based on market conditions.

14.2 Sales Methods

The products of the Company will be marketed by direct sales, distribution network or agent to different end-users. In order to sell its products in both domestic and international markets and provide product maintenance service, the Company may set up other offices in China and internationally.

CHAPTER 15 – TRADE-MARKS

15.1 Trade-marks of the Company

The printing and distribution of the Trade-marks and the products of the Company bearing the Trade-marks shall be in conformity with the laws and regulations of China and shall be done in a designated printing factory.

CHAPTER 16 - TAXES, FINANCE, ACCOUNTING, AND AUDITING

16.1 Payment of Taxes

The Company shall pay taxes according to the Income Tax Law of the People’s Republic of China of Foreign Investment Enterprises and Foreign Enterprises, Implementation Rules for the Income Tax Law of the People’s Republic of China Concerning Foreign Investment Enterprises and Foreign Enterprises and other laws and regulations on various taxes and fees.

Employees of the Company are to pay income tax according to Individual Income Tax Law of the People's Republic of China, Implementation Regulations of the Individual Income Tax Law of the People’s Republic of China, and other relevant laws and regulations.

16.2 Fiscal Year

The Company shall adopt the calendar year as its fiscal year, which shall begin on January 1 and end on December 31 of the same year except that the first fiscal year of the Company shall commence on the date that the Company is established and granted a business license, and shall end on the immediately succeeding December 31. All accounting certificates, receipts, report forms and other accounting papers shall be written in both Chinese and English as far as practicable.

16.3 Financial Reports

The Company shall hire accountants who are registered in China to examine the accounting matters of the Company and they shall report to the General Manager and the Board of Directors.

In the first six months of each year, the General Manager shall arrange to make available balance sheet, income statements, and other financial reports of the previous year for each Party to review.

16.4 Tax Concessions

The Company shall pay income tax and enjoy tax incentives according to Chinese law, especially according to the Income Tax Law of the People’s Republic of China of Foreign Investment Enterprises and Foreign Enterprises, Implementation Rules for the Income Tax Law of the People’s Republic of China Concerning Foreign Investment Enterprises and Foreign Enterprises.

16.5 Tax for the Party and for the Company

If any taxation authority (whether of China or another country) imposes any taxes on any one Party as a result of any activity undertaken by that Party on its own behalf, such tax shall be paid by that Party itself.

If any taxation authority (whether of China or another country) imposes any tax on the Company as a result of any activity undertaken by the Company or by any Party on the Company's behalf, such tax shall be paid by the Company.

16.6 Mandatory Funds

The Company shall also pay reserve fund, enterprise development fund and workers’ welfare funds, as prescribed by Chinese law, from its gross revenue up to a maximum Ten Percent (10%) of the total net income of the Company.

16.7 Social Insurance and Welfare

The Company shall pay unemployment insurance, basic medical insurance, and old age pension plan in accordance with the relevant labour rules and regulations of China.

The Company shall set up and maintain a competitive employment benefits program, such as additional medical insurance, workers’ compensation scheme, housing allowance, maternity insurance, and other applicable insurances and programs for the benefit of the Employees.

The Company shall have the right to refuse any other fees or levies not contained in this Contract or dictated by law.

16.8 Accounting System

The Company shall set up accounting system in accordance with Accounting System of the People’s Republic of China for Foreign Investment Enterprises. All accounting receipts and entries shall be in Chinese. Accounting receipts and entries shall be made available in English at the request of Spur. The monetary unit in accounting is RMB yuan or a. The accounting system and procedures to be adopted by the Company shall be submitted to the Board of Directors for approval. The debit and credit method, as well as the accrual basis of accounting, shall be adopted as the methods and principles for keeping its accounts.

The Company shall make the following financial and accounting statements and reports and such statements and reports must be signed by both the General Manager and the Chief Financial Officer. The General Manager shall send to the Board of Directors a copy of such statements and reports promptly:

(a)	within ten days of the end of each month within a fiscal year, the General Manager and the Chief Financial Officer shall make a financial report and statement for the month;

(b)
within twenty-five (25) days of the end of each fiscal year, the General Manager and the Chief Financial Officer shall make a financial report and statement which shall be sent to audit by an auditing firm appointed by the Board of Directors;

(c)	the financial report and statement shall include a statement on assets and liabilities, a statement on income and loss, and a cash flow statement; and

(d)	the financial reports and statements shall be in both Chinese and English, and the English version shall be prepared in accordance with the Canadian Generally Accepted Accounting Principles.

16.9 Conversion Rate

For the purposes of preparing the Company’s accounts and statements, calculation of declared dividends to be distributed to the Parties, and for any other purposes where it may be necessary to effect a currency conversion, such conversion shall be in accordance with the posted exchange rate, as determined by the median rate for buying and selling announced by the State Administration for Exchange Control or other legally recognized rate on the date of actual receipt or payment.

16.10 Auditing

An independent accountant registered in China shall be engaged by the Company as its auditor to examine and verify the annual financial reports. The Parties agree that such accountant shall be of international standard and shall be appointed by the Board of Directors. The first auditor of the Company shall be PriceWaterhouseCoopers LLP.

16.11 Party Auditing

Each Party may, at its own expense, appoint an accountant (which may be either an accountant registered abroad or in China), on behalf of such Party, to audit the accounts of the Company. Unrestricted access to the Company’s financial records shall be given to such auditor and such auditor shall keep confidential all documents under his/her auditing.

16.12 Distribution of Profit

The Parties shall share net profit at the end of the fiscal year in accordance with their respective shares in the registered capital of the Company. The Board of Directors shall distribute the net profit from the operation of the Company on a quarterly basis.

The net profit of the Company is the amount after deduction of the following:

(a)	various taxes and fees paid by the Company in accordance with the taxation laws of China;

(b)	establishment of reserve fund, employee award and benefits fund, and enterprise development fund by the Company in accordance with the Chinese law and regulations;

(c)	payment of basic medical insurance, unemployment insurance, and old age pension plans; and

(d)	funds that the Board of Directors decides to be deducted from the net profit for various purposes.

CHAPTER 17 - FOREIGN EXCHANGE CONTROL

17.1 General Principles

The foreign currency transaction of the Company shall be conducted according to China's relevant regulations on foreign exchange control.

The Company may open a foreign currency account with a bank in China with authorization in foreign currency exchange business. All foreign exchange receipts and disbursements shall go through the foreign currency account, and be supervised by foreign exchange administrative department. If a foreign currency account is necessary to be opened outside China due to business expansion, it shall be reported to State Administration for Exchange Control for approval beforehand.

All remittances of profits and other remittances to Spur out of China will be made to a designated foreign bank account in United States Dollars or other freely convertible foreign currencies in accordance with the foreign exchange regulations of China.

17.2 International Loans

If the Company needs to borrow foreign capital from banks outside China or in the territory of Hong Kong, Macao or Taiwan, it shall report to State Administration for Exchange Control for record.

17.3 Balance of Foreign Exchange

The Company shall maintain a balance in its foreign exchange revenue and expenditure through the sale of its products and through other methods permitted under the laws of China. Liquid funds in the Company’s foreign exchange account shall be used in the following order of priority:

(a)	payments of principal and interest on foreign exchange loans borrowed by the Company from a third party;

(b)	payment of principal and interest on foreign exchange loans borrowed by the Company from any one or more of the Parties;

(c)	payment of the Company’s expatriate staff salaries;

(d)	payment for imported raw materials and equipment;

(e)	payment for imported services;

(f)	payment of profits to Spur; and

(g)	payment of profits to Yichang Phosphorus and Yuanfeng.

17.4 Opening of RMB Account for Spur

If the profit distributed to Spur in any year is in Renminbi, then Spur can require the Company to open a separate Renminbi bank account for such Renminbi profits and hold the same together with any interest accrued on behalf of Spur until such time as the Company shall have sufficient foreign exchange to convert the Renminbi into foreign exchange and remit the profit together with any interest accrued to Spur pursuant to paragraph 17.3(b) above.

CHAPTER 18 - INSURANCE

18.1 Insurance Coverage

The Company shall, at its own cost and expense, at all times take out and maintain full and adequate insurance for the Company against loss or damage by fire and such other risks as are customarily insured against. The types, amounts, and terms of insurance coverage shall be determined by the Board of Directors. The Company shall take out the required insurance from an insurance company in China.

CHAPTER 19 - CONFIDENTIALITY

19.1 Confidentiality

From time to time prior to and during the term of this Contract a Party has disclosed or may disclose confidential and proprietary information to the other Party or Parties. In addition, the Parties may, from time to time during the term of this Contract, obtain confidential and proprietary information of the Company in connection with the operation of the Company. Each of the Parties receiving such information shall, during the term of this Contract and for ten (10) years thereafter:

(a)	maintain the confidentiality of such information; and

(b)	not discloses it to any person or entity, except to their employees who need to know such information to perform their responsibilities or as required by law.

19.2 Additional Confidentiality Agreement

If required by Spur, the Company shall execute a separate confidentiality agreement with respect to confidential and proprietary information obtained by the Company from Spur or its Affiliates.

19.3 Internal Rules

Each of the Parties and the Company shall formulate rules and regulations to cause its Directors, Senior Officer, and other employees, and those of their Affiliates also to comply with the confidentiality obligation set forth in this Chapter 19.

19.4 Survival

This Chapter 19 and the obligations and benefits hereunder shall survive for ten (10) years after the expiration or termination of this Contract, notwithstanding the termination, dissolution or liquidation of the Company.

CHAPTER 20 - DURATION OF THE JOINT VENTURE

20.1 Term of the Company

The duration of the Company shall be thirty (30) years, starting from the date on which the Business License of the Company is issued.

20.2 Renewal

Upon any Party's proposal and unanimous approval of the Board of Directors, the Company can apply to the Ministry of Commerce (or its entrusted authority) for the extension of the duration of the Company One Hundred Eighty (180) days before the expiration of the term of the Company. Each Party shall not refuse such application without valid reason.

CHAPTER 21 – LAST RIGHT OF REFUSAL

21.1 Last Right of Refusal

Any Party to this contract may assign, sell or otherwise dispose of all or part of its interest in the Company (the “Disposing Party”) to any third party provided that the Disposing Party first complies with the following requirements.

When a Disposing Party desires to assign, sell or otherwise dispose of all or part of its interest in the Company, the other Parties shall have a last right of refusal at a price equal to that offered by a third party. The Disposing Party shall notify the other Parties in writing of the terms and conditions of the assignment, sale or disposition. If the third party accepts the assignment, sale or disposition, the Disposing Party shall be obliged to make such acceptance subject to the last right of refusal by the other Parties. The Disposing Party may only assign, sell or otherwise dispose its interest in the Company if the other Parties does not exercise its last right of refusal within ninety (90) days after receipt of the written notice. Upon the sale, assignment and disposition of all or part of the Disposing Party’s interest in the Company, the acquiring third party shall execute a document by which it becomes a party to this Contract.

The Parties shall cause all members of the Board to unanimously approve any assignment, sale or disposition. Such assignment, sale or disposition of an interest in the Company shall then be submitted to the Approval Authority for examination and approval. Upon receipt of the approval of the Approval Authority, the Company shall register the change in interest in the Company with the Yichang Administration for Industry and Commerce.

21.2 Amalgamation or Reorganization

No provisions of this Paragraph shall prevent a Party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

CHAPTER 22 - TERMINATION AND LIQUIDATION

22.1 Reasons for Termination

The Company shall be dissolved or liquidated under the following circumstances:

(a)	The Company has operated for a full thirty (30) years and the Board of Directors does not decide extend the term of the Company;

(b)	The objectives of the Company cannot be realised or are very difficult to be realised;

(c)	The Company cannot continue to operate due to force majeure events and has suffered huge loss;

(d)
If the Company has a cumulative loss of Forty Percent (40%) of the registered capital and the loss has resulted in that the Company cannot operate normally, the Parties shall consult on whether the Company should continue. After the consultation, all the Parties agree that the Company shall be terminated;

(e)	The loss of the Company accounts for Eighty Percent (80%) of the registered capital of the Company and one Party requests the liquidation of the Company;

(f)	One Party or all Parties voluntarily or involuntarily declare bankruptcy, insolvency, dissolution, or liquidation;

(g)
One Party fails to perform the contractual obligations contained in this Contract or fails to perform its contractual obligations up to the standards required under this Contract and such non-performance has caused significant loss to the other Parties;

(h)	The Chinese government authority has struck the Company off the record or ordered it to stop operations due to illegal activities; or

(i)	All Parties agree to dissolve the Company.

22.2 Liquidation Committee

The Board of Directors shall establish a liquidation committee in accordance with the share ratio of each Party based on the provisions of this Contract. The mandate of the liquidation committee shall be clearing all the assets and debts of the Company, making a financial report and balance sheet, preparing a liquidation plan, and reporting to the Board of the Directors for approval and implementation. The Board of Directors shall adopt the liquidation principles and procedures. The Board of Directors shall decide the composition of the liquidation committee. During the liquidation period, the liquidation committee shall represent the Company in any litigation involving the Company.

22.3 Distribution of Assets

The Company shall be responsible for its debts with all its assets. The remaining assets after the payment of all debts shall be distributed to the Parties on the basis of their respective share ratio in the Company at the time of liquidation.

22.4 Sale of Shares

The liquidation committee shall have the right to sell the Company as a “Going Concern” in accordance with the Provisional Regulations on Acquisition of Domestic Enterprises by Foreign Investors upon the approval of the Chinese Government. The Board of Directors in consultation with the liquidation committee shall decide the price of the sale. The Parties shall share the proceeds of the sale in accordance with their respective share ratio in the Company at the time of sale.

22.5 Best Price for Sale

The liquidation committee shall try its best to sell the non-cash assets at the best price. Any Party may acquire, at the market price or at the price set by an independent appraiser, if within thirty (30) days a written agreement cannot be reached, part or all the non-cash assets in accordance with the purchase contract and submit to the Chinese government for approval. Such proceeds may be used to set off the share capital the Company owes to such a Party.

Provisions set out in this Chapter shall be valid after this Contract is expired or the Company is early terminated.

CHAPTER 23 - BREACH OF CONTRACT

23.1 Breach of Contract

Where any Party fails to perform the Contract or seriously violates the clause of the Contract, or causes the Company’s failure to conduct normal operation or reach the operation purpose stated in the Contract, the breaching Party shall pay compensation to the innocent Parties. The innocent Parties shall have the right to claim for compensation, and submit a report to the governing authority for approval to terminate the Contract. If Yichang Phosphorus, Spur, and Yuanfeng agree to continue to operate, the breaching Party shall bear the economic loss of the Company and the innocent Parties.

23.2 Default Event

If any Party fails to perform its obligations under this Contract, and such non-performance remains for thirty (30) days from the date the defaulting Party receives notice of default in writing from the other Party, or such non-performance has not stopped within thirty (30) days, such non-performance shall constitute default.

Under any of the above-referenced circumstances, the non-defaulting Party shall have the right to adopt any remedial measures under this Contract or law, which may include legal actions in the court or other institutions with legal authority in order to stop the default and breach. The defaulting Party shall not oppose to any legal measures or means adopted by the non-defaulting Party.

23.3 Loss and Compensation

The defaulting Party shall be liable for its negligence that has caused the non-performance of this Contract. If all Parties are at default, the Parties shall respectively be liable for its own defaults based on the actual facts.

If any Party causes any loss to the other Parties due to its breach of this Contract, the defaulting Party shall pay damages to the other Parties in the amount equal to their losses.

23.4 Right of Non-Defaulting Party

The non-defaulting Party has the following rights:

(a)	apply to the original approval authority for the termination of the Contract in accordance with this Contract;

(b)	claim and sue for damages from the defaulting Party caused by the default of the defaulting Party; and / or

(c)	agree to continue the operation of the Company, however, such agreement shall not exonerate the defaulting Party from paying damages to the non-defaulting Parties and the Company.

23.5 Limitation

The limitation period for the claim for compensation shall not be more than five years from the time that the non-defaulting Party knows or should have known that its rights have been infringed upon or the Contract has been breached.

CHAPTER 24 - FORCE MAJEURE

24.1 Scope of Force Majeure

Force Majeure events shall include earthquakes, land subsidence, landslides, flood, fire, epidemic disease, strikes, political disturbances, war, terrorist attack, or any other instances which cannot be foreseen, prevented or controlled, including instances which are accepted as force majeure in general international commercial practice.

If any event of Force Majeure occurs a Party’s contractual obligations affected by such an event under this Contract shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty, for a period equal to such suspension.

24.2 Notice and Equitable Solution

The Party claiming Force Majeure shall promptly inform the other party in writing and shall furnish within fifteen (15) days thereafter sufficient proof of the occurrence and duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable endeavors to terminate the Force Majeure. Once the Force Majeure event disappears, the informing party shall notify the other Parties immediately.

CHAPTER 25 - SETTLEMENT OF DISPUTES

25.1 Consultations and Arbitration

In the event a dispute arises in connection with the interpretation or implementation of this Contract, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved in this manner within thirty (30) days after the commencement of discussions, then any Party may submit the dispute for arbitration in Singapore for arbitration pursuant to the arbitration rules of Singapore International Arbitration Centre. The languages used in the arbitration shall be Chinese and English. All the materials, affidavits, statement of claim, statement of defense, arbitration award and supporting reasons shall be in both Chinese and English. There shall be three (3) arbitrators all of whom shall be fluent in Mandarin Chinese and English.

25.2 Effect of Arbitration Award

The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly.

25.3 Costs

The costs of arbitration shall be borne by the losing Party or Parties, unless otherwise determined by the arbitration award.

25.4 Continuing Rights and Obligations

When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Contract.

25.5 Enforcement of Award

In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the Parties pursuant to or relating to this Contract, each Party expressly waives the defense of sovereign immunity. Any award of the arbitrators shall be enforceable by any court having jurisdiction over a Party against which the award has been rendered, or wherever assets of a Party against which the award has been rendered can be located and shall be enforceable in accordance with the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958, New York).

CHAPTER 26 - APPLICABLE LAWS

26.1 Applicable Laws

The validity, interpretation and implementation of this Contract shall be governed by the laws of the People’s Republic of China. If there is no applicable Chinese Law, international customary rules shall be applicable.

CHAPTER 27 – AMENDMENT, VALIDITY, AND MISCELLANEOUS

27.1 Amendment Procedure

Any modification of this Contract can only be made when such modification is made by way of written agreement among the Parties and such modification has been approved by the Approval Authority.

27.2 Waiver

To the extent permitted by Chinese law, failure or delay on the part of any Party hereto to exercise a right or privilege under this Contract shall not operate as a waiver thereof; nor shall any single or partial exercise of a right or privilege preclude any other future exercise thereof.

27.3 Assignability

This Contract may not be assigned in whole or in part by any Party without the prior written consent of the other Parties hereto and the obtaining of the approval of the Approval Authority. However, the assignment between Spur and Spur shall not be subject to this restriction.

27.4 Binding Effect

This Contract is made for the benefit of Yichang Phosphorus, Spur, and Yuanfeng and their respective lawful successors and assignees and is legally binding on them.

27.5 Severability

Subject to the certain provisions of this Contract, the invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

27.6 Entire Agreement

This Contract and the Appendices hereto attached to this Contract constitute the entire agreement among Yichang Phosphorus, Spur and Yuanfeng with respect to the subject matter of this Contract and supersede all prior discussions, negotiations and agreements between them. In the event of any conflict between the terms and provisions of this Contract and the Articles of Association, the terms and provisions of this Contract shall prevail.

27.7 Notices

If the notice relates to the rights and obligations of the parties, the original notice must also be sent by mail after being sent by telegram, facsimile, or e-mail.

All the notices or correspondences shall be in writing and:

(a)
be delivered by courier or telex or facsimile to the registered address of the receiving party. Under such circumstance, such notice or correspondence shall be deemed to have been delivered to such address on the day of delivery or the day following (if the delivery is not done in a business day); and

(b)
telex and facsimile shall be sent to the registered address of the receiving party. If received before 3 p.m. local time, such notice or correspondence shall be deemed received on the same day. Otherwise the notice or correspondence shall be deemed received on the following business day. If the following day is not a business day, such notice or correspondence shall be deemed received the next business day. If one party changes its business address, the party shall notify the other party in the manner described above and such change shall take effect immediately.

27.8 No Collaboration

The Parties have entered into this Contract in good faith. Any collaboration between any two Parties against the remaining Party, whether explicit or implicit, overt or covert, is strictly prohibited. Such an act will constitute the most flagrant breach of this Contract and shall be subject to liabilities in accordance with Chinese law.

CHAPTER 28 - SUPPLEMENTARY DOCUMENTS

The following documents shall form part and parcel of this Contract and have the same legal effect as this Contract does:

(a)	Constituting legal documents proving the legal status of Yichang Phosphorus;

(b)	Constituting legal documents proving the legal status of Yuanfeng;

(c)	Constituting legal documents proving the legal status of Spur;

(d)	proof of the status of legal representative of Yichang Phosphorus;

(e)	proof of the status of legal representative of Yuanfeng;

(f)	proof of the status of legal representative of Spur;

(g)	approval from Hubei Provincial Department of Commerce on the Acquisition Agreement;

(h)	list of net assets of Xinyuan.

CHAPTER 29 - LANGUAGES AND TEXTS

This Contract shall be written in both Chinese and English. Both versions are equally authentic and have same legal effect.

This Contract is signed in Yichang, Hubei, China, by the authorized representatives of Yichang Phosphorus, Spur and Yuanfeng on November 9, 2003.

The Corporate Seal of Hubei Yichang	)
Phosphorus Chemical Group	)
Company was hereunto affixed in the	)
presence of:	)
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Authorized Signatory	)	c/s
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Authorized Signatory	)
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The Corporate Seal of Spur Chemicals	)
(BVI) Inc. was hereunto affixed in the	)
presence of:	)
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Authorized Signatory	)
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Authorized Signatory	)
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The Corporate Seal of Yidu Yuanfeng	)
Chemical Co., Ltd. was hereunto	)
affixed in the presence of:	)
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Authorized Signatory	)
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)
)
Authorized Signatory	)